Exhibit 5.1



                        September 1, 1998



Board of Directors
Old Guard Group, Inc.
2929 Lititz Pike
Lancaster, Pennsylvania  17601

Re:  Old Guard Group, Inc. Shareholder Automatic Dividend
     Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

     You have asked us to provide you with our opinion whether the 100,000 shares of common stock, no par value (the "Common Stock"), of Old Guard Group, Inc. (the "Company") that may be issued from time to time under the Old Guard Group, Inc. Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

     1. The Pennsylvania Business Corporation Law of 1988, as amended;

     2.   The Articles of Incorporation of the Company;

     3.   The By-laws of the Company; and

     4. The Resolutions of the Board of Directors of the Company adopted July 7, 1998 as certified by the Corporate
Secretary of the Company.

     Based on our review of such documents, it is our opinion that the Common Stock issuable under the Plan, when and as issued and paid for in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.
  <PAGE 1>
     We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 100,000 shares of the Company's Common Stock. In giving this consent to inclusion of our name in the Registration Statement under the caption "Legal Matters," we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours

                              STEVENS & LEE

                              /s/ Ernest J. Choquette

                              Ernest J. Choquette

EJC:jam  <PAGE 2>